Exhibit 5

April 16, 2020

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817

Re:	Marriott International, Inc. Registration Statement on Form S-3 (File No. 333-223058)

Ladies and Gentlemen:

We have acted as counsel to Marriott International, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated April 14, 2020 filed with the Commission on April 15, 2020 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $1,600,000,000 aggregate principal amount of the Company’s 5.750% Series EE Notes due 2025 (the “Notes”). In connection therewith, we have examined the registration statement on Form S-3, File No. 333-223058 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein.

The Notes have been issued pursuant to the Indenture, dated as of November 16, 1998 (the “Base Indenture”), entered into between the Company and The Bank of New York Mellon, as successor indenture trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”), as supplemented by the Officers’ Certificate pursuant to Section 301 of the Base Indenture, dated April 16, 2020, relating to the Notes (the “301 Certificate”), between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the 301 Certificate and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Marriott International, Inc.
April 16, 2020

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.       We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.       The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.       We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

Marriott International, Inc.
April 16, 2020

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Securities” in the Registration Statement and “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP